EXHIBIT 5

OPINION OF OSWALD & YAP, LLP

OSWALD & YAP Lawyers A Professional Corporation
Michael A. Oswald Calvin C.S. Yap Lynne Bolduc Richard T. Hsueh Carol A. Gefis Min K. Chai Zachary D. Reeves Jay Y. Chiu Anita S. Chang Eric Shu Claudia Mourad Arrin Langdon	16148 Sand Canyon Irvine, California 92618 Telephone (949) 788-8900 Telefax: (949) 788-8980
Northern California Office
One Maritime Plaza
Suite 1040
San Francisco, California  94111

Midwest Office
53 West Jackson Boulevard
Suite 1550
Chicago, Illinois  60604

Of Counsel
John Allured
Thomas G. Gardiner

May 6, 2008

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549

          Re:       Material Technologies, Inc.

Ladies and Gentlemen:

This office represents Material Technologies, Inc., a Delaware corporation (the “Registrant”) in connection with the Registrant’s Registration Statement on Form S-8 under the Securities Act of 1933 (the “Registration Statement”), which relates to the registration of a total of 100,000,000 shares of the Registrant’s common stock issuable under the Registrant’s 2008 Incentive and Nonstatutory Stock Option Plan (the “Registered Securities”).  In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

Based upon the foregoing, it is our opinion that the Registered Securities, when sold as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

We acknowledge that we are referred to under the heading “Legal Matters” in the Prospectus which is a part of the Registrant’s Form S-8 Registration Statement relating to the Registered Securities, and we hereby consent to such use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.

Oswald & Yap LLP

/s/ Oswald & Yap LLP